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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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                                SALES AGREEMENT
                                ---------------

BETWEEN:

MAVIX Ltd., P.O.Box 217, Yoqneam Hi-Tech Park, Yoqneam Illit 20692 ISRAEL ("Seller")

AND

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("Buyer").

Whereas Seller is the producer/supplier of the Products and applied software as described in Appendix A ("Products"); and Buyer wishes to purchase such Products from Seller for integration into surveillance projects as provided herein;

Therefore, the parties have agreed as follows:

1.      Preamble and Scope of the Agreement

1.1 The preamble and any appendices hereto form integral and inseparable parts of this Agreement.

1.2 Buyer will order from Seller the Products for integration in Buyer's systems, and Seller will sell to Buyer the Products on a non-exclusive basis, under the terms of this agreement.

1.3 Buyer will not market Products in the same form as shipped by Seller, but only as part of systems installed by Buyer. Buyer is responsible for the preparation of the cabling and networking infrastructure and for the configuration, integration; installation, user training, warranty and maintenance of the complete systems, including the communications and surveillance equipment.

1.4 Buyer may market the Products, in any form or combination, only in ___________________ ("Territory"). Buyer agrees not to market Products outside the Territory, except with Seller's prior written approval.

1.5 Buyer is committed to purchase from the Seller in the amount of US $__________________ of MAVIX products, during the period of this agreement. This agreement will be extended based on an agreed annual Sales volume.








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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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1.6     During the period of this Agreement, Buyer agrees not to produce and/or order from third parties items, which perform similar functions to those of the Products, nor to offer any substitute to the Product; and Buyer shall order all its needs for such items only from Seller.

1.7 There are no partnership or agency relations between Seller and Buyer. Buyer shall be exclusively responsible towards its customers and any other person (including Government authorities and regulatory agencies) in all matters relating to the re-sale and/or use of the Products and Buyer's systems.

1.8 Buyer is not authorized to, and may not, make any presentations on behalf of Seller, nor bind it in any way to any obligation.

1.9 Buyer shall indemnify and save Seller harmless from all liabilities, claims, demands, suits or actions which may be asserted by third parties against Seller, where those are within Buyer's responsibilities as defined in this Agreement.

2.      PRE-SALE PROMOTION

2.1 Buyer undertakes to use its best efforts in order to maximize sales of Products in the Territory. Buyer will advertise, promote and present the Products in the Territory and participate in trade shows, so as to maximize sales of Products in the Territory.

2.2 Seller will submit to Buyer in due time, upon Buyer's request, competitive proposals for the Products to be incorporated in Buyer's offers to its customers, provided that Buyer delivers the full customer requirements to Seller.

2.3 As a rule, Buyer will be the sole interface with the customer. Buyer will carry out all pre-sale activities, tenders and proposals preparation and delivery, at the highest level, in order to increase the sale of Products in the Territory.

        For the above purposes, Seller will provide Buyer with free of charge technical training for the Products at Seller's premises in Israel.

        Buyer will bear all travel, lodging and other expenses for its trainees.

        Buyer may request additional training. Subject to the availability of qualified personnel and prior coordination, Seller will make a reasonable effort to comply with such requests, at a daily rate of US $750 (Seven hundred fifty US dollars) per each technical instructor in addition, Buyer will pay per diem and travel and other expenses.

2.4 Seller will assist Buyer's pre-sale activities with reasonable consultancy for questions regarding planning, organization and advertising the Products.





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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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        Buyer may request attendance of Seller's personnel at presentations, trade shows or demonstrations in the Territory. Subject to availability of qualified personnel and prior coordination; Seller will make a reasonable effort to comply with such requests at a daily rate of 750 US dollars (seven hundred and fifty US dollars); in addition Buyer will pay per diem and travel and other expenses according to Seller's applicable rates.

2.5 Seller agrees to provide to Buyer marketing aids, data sheets and other marketing information relating to Products. These materials, as they become available, will be sold to Buyer at the current price, except that 25 copies of existing and new material will be provided free of charge.

3.      PRE-INSTALLATION AND INSTALLATION PROVISIONS

3.1 Buyer confirms that its employees have already received from Seller full training as to the integration, installation, operation and maintenance of the Products.

3.2 Buyer will be responsible that prior to installation of the Products, the communication network is already installed and tested and. found to operate well peer to peer for any mode and under any traffic load.

3.3 Together. with each purchase order, Buyer will provide a list and description of the devices, which are to be connected to the Products.

        If any such device requires protocol handshake with the Products, then the specifications for implementation of the protocol, on both sides, must be discussed and agreed in advance.

        Subject to agreement upon the development plan, price and schedule, Seller will implement the required modifications. Seller will not charge the Buyer for modifications, which are part of its general development plan.

3.4 Buyer confirms that Buyer has a PLAT platform suitable for the MAVIEW software requirements, ready for installation (the MAVIEW is one of the Products).

3.5 The Products are to be installed in room temperature environments. RFI distortions are to be resolved and tested by Buyer before any installation of the Products.

3.6 Buyer is responsible for the installation and smooth operation of the cabling and network infrastructure, the communication equipment and the surveillance equipment, which are the basis for installation of the Products.






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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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        Buyer will also provide know-how, and will support the network operation during and after the installation.

3.7 Buyer may request attendance of Seller's personnel at the installation in the Territory. Subject to availability of qualified personnel and prior coordination, Seller will make a reasonable effort to comply with such requests, at a daily rate of US $750 (Seven hundred fifty dollars); in addition, Buyer will pay per diem and travel and other expenses.

4.      SALE AND DELIVERY

4.1 Buyer hereby orders from Seller components for a demo system NM MX2100C/C/E, MX2100C/M/E, MAVIEW and the peripherals according to the MAVIX Demo System offer.

        Seller will deliver the above components within 30 days of receipt of L/C for a price of US $12,675.00, payable upon shipment.

        Buyer will install the complete demo system and use it for presentation, demonstration and sales promotion.

4.2 Annual forecasts for required quantities of Products will be provided by Buyer at the beginning of each year, and will be updated quarterly.

        Binding purchase orders will be issued for each quarter at least 30 days before the beginning of that quarter.

        Normal delivery time is 90 days after acceptance of order.

        Seller will not be liable for delays in deliveries when such delays are the result of causes beyond Seller's reasonable control.

4.3 In addition to the demo system described in 3.1 above, this agreement forms a binding purchase order for Products amounting to an initial sum of US $__________________ which shall be delivered within 12 weeks, according to the list in Appendix B.

4.4 All orders shall be subject to written acceptance of Seller, but Seller will not withhold its acceptance unreasonably.

4.5     Deliveries will be made FOB, port of exit from Israel.

        All risks of loss or damage related to the Products shall pass to Buyer upon delito the FOB point.

        However, without derogating from the above, Seller retains title to the Products until full payment of all related invoices and charges.








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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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4.6     Seller reserves the right at any time to change or modify its Products and/or specifications, after a 90 day notice to Buyer.

5.      PRICES AND PAYMENTS

5.1     Prices of Products will be as per the attached price list - Appendix A.

5.2     Prices are FOB/FCA (Incoterms90) port of exit from Israel.

        Any and all charges, expenses; costs, taxes, customs, duties, levies or tariffs, however designated, beyond the FOB point shall be the responsibility of Buyer, and are in addition to the agreed prices.

5.3     Payment terms are as defined in Appendix A.

5.4 Each purchase order must be accompanied by an "Irrevocable Confirmed Letter of Credit", on a major bank as agreed to by Seller.

5.5 Without prejudice to any other right of Seller, late payments shall bear interest at the rate of 0.75% per week.

5.6     After the first year, Seller may change the prices with a 30 day notice.


5.7 If special projects require special customization of the Products, then the parties will agree in advance and in writing upon the specifications, time schedule and price for such customization.

6.      WARRANTY AND SUPPORT

6.1 Seller hereby warrants that hardware Products sold hereunder shall be free of defects in workmanship and materials for a period which will be the shorter of: 9 months from date of installation at the end-user site or 12 months from the date of FOB delivery.

        The warranty liability is limited to the expeditious replacement or repair (at Seller's option) of Products during the warranty period at Seller's facility as indicated by Seller, in accordance with the warranties specifically and expressly set forth herein. Buyer shall bear shipping costs for shipment of defective Products to Seller, and Seller shall bear shipping costs of returning good Products to Buyer.

6.2 Seller shall have no obligation hereunder to make repairs or cause replacements required as a result of any of the following: normal wear and tear, accidents or catastrophes or damages occurring after delivery, force majeure occurrences, fault or negligence of the Buyer or any user, improper or unauthorized assembly or packaging or use or maintenance of the Products, use of the






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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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        Products in a manner for which they were not designed, alteration or modification of the Products, connection of the Products to devices not authorized by Seller.

6.3 Shipping and repair/replacement charges for Products returned to Seller and found not to be under warranty as specified above, will be paid in full by Buyer.

6.4 Buyer undertakes to purchase and maintain a stock of spare parts and complete Product units as recommended by Seller.

        On-site repairs will be performed by Buyer by replacing defective parts or complete units with spare parts or units from Buyer's stock. The defective parts or units will be sent for repair or replacement to Seller's maintenance center.

        Replacement and repair prices will be according to Seller's Price List valid at the time of repair/replacement.

6.5 SOFTWARE WARRANTY: within the warranty period and subject to the provisions hereinabove contained, Seller will make a reasonable effort to correct or cause others to correct errors or non-conformance of the software which is part of the Products to its approved specifications. Seller does not warrant the results of such correction nor that the software will meet Buyer's or end-users' requirements.

        The end-users must make and keep backup copies of all application software operable with the Products. Seller will not be responsible for any loss of or damage to application software.

6.6 Due to the nature of this Agreement, all assembly, installation, integration, warranty, maintenance, service and other obligations towards buyers and users of the Products are the exclusive responsibility of Buyer; all without prejudice to Seller's obligations towards Buyer as per paragraphs 6.1- 6.5 above.

6.7 Buyer hereby agrees that the warranty liabilities of Seller are and shall be limited to the express foregoing terms.





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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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7.      PATENT INFRINGEMENT

7.1 If Buyer notifies Seller promptly in writing of any claim alleging infringement of patent or other third party's right by the Products or their use, and gives Seller sole control over the conduct of the defense against such claims, and assists Seller in such defense, then Seller shall defend such claims at its expense and shall bear the damages which may be awarded to third parties against Buyer.

7.2 If a final injunction is obtained in such action as specified in 7.1. above against the use of the Products or if in Seller's opinion the Products are likely to become the subject of a claim of infringement, Seller will, at its option and expense, do one of the following:

        (a) procure for Buyer and its clients the right to continue using the Products, or
        (b) replace or modify the Products so as to make them non-infiringing, or
        (c) grant Buyer a credit for the infringing Products as depreciated (20(degree)% a year) and accept their return.

7.3 Seller shall not have any liability to Buyer or to any third party if the alleged infringement is based upon use of the Products in combination with items or devices not produced by Seller or upon Seller's compliance with Buyer's designs or special requirements.

        Buyer shall defend and hold Seller harmless against any expense, judgement or loss for alleged infringement of any patents, copyrights, trade secrets or trademarks which result from the foregoing.

7.4 In no event shall Seller's total liability to Buyer as a result of infringements exceed the explicit foregoing provisions.

8.      LIMITATION OF LIABILITIES

8.1 THE EXPRESS WARRANTIES AND OBLIGATIONS SET FORTH ABOVE ARE AND SHALL BE IN LIEU OF ALL OTHER WARRANTIES AND OBLIGATIONS OF SELLER, EXPRESS OR IMPLIED, AND EXCEPT TO THE EXTENT HEREIN PROVIDED, SELLER DOES NOT MAKE AND SHALL NOT BE DEEMED TO MAKE ANY WARRANTY WHATSOEVER TO BUYER, TO ANY DEALER, TO ANY END USER OR TO OTHER PERSON OR PARTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR USE OR PURPOSE.






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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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8.2     EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER SHALL NOT BE LIABLE FOR ANY
        LOSS OF USE, SALES OR PROFIT OR FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES CAUSED BY OR SUFFERED AS A RESULT OF THE SALE OR USE OF THE PRODUCTS.

8.3 The foregoing limitations shall not apply in case of physical injuries or damage to tangible property of third parties attributable to defects in the production of Products, provided that the injuries or damages were sustained in the course of regular and reasonable use.

9.      TECHNOLOGY AND CONFIDENTIAL

9.1 It is expressly agreed and understood that the Products and all applied knowhow and software represent and embody highly confidential know-how, technology and trade-secrets (all of which, whether patented or not, will heretofore be referred to as "Technology").

        The Technology and all related rights are, and shall always remain, the exclusive property of Seller.

9.2 Except as expressly specified in this agreement, Buyer agrees not to use, nor allow or assist others to use, in any way whatsoever, any part of the Technology for any purpose whatsoever.


9.3 Buyer shall preserve as confidential all Technology and related technical documentation and information.


9.4 Where a product is a software product ( such as, but not limited to, the MAVIEW-API or MAVIEW) or where a Product includes software, such software remains the property of Seller's and/or its licensers. Buyer and its clients shall only have a non-exclusive and non-transferable license to use such software for operation of Products supplied by Seller.


9.5 As concerning a software package ("PACKAGE") such as MAVIEW-API (which is a building tool for Buyer's systems), it is provided to Buyer under the following conditions, which are hereby accepted by Buyer


        (a) The use of the PACKAGE is allowed only to Buyer itself, for the purpose of integrating hardware Products purchased from Seller into B's systems and for adjusting such integrated systems to the special needs of the end-users.

                Buyer will pay to Seller a royalty at the sum specifies in Appendix A here to for each and every workstation or terminal that runs and uses MAVIEW-API and is a part of a system as specified above.


        (b) Buyer undertakes not to permit, nor enable, the PACKAGE to be used by any person or in any manner other than expressly specified in paragraph (a) above, or as authorized by Seller. Buyer shall not make copies of the PACKAGE, shall keep it






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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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                take all necessary precautions to prevent its disclosure to, or use by, any third party.

                Buyer may not modify any part of the PACKAGE without the prior written authorization of Seller

        (c) Seller agree to notify Buyer of updates or new versions of the PACKAGE and the terms of their supply. Upon request of Buyer and the applicable payment, Seller will supply the foregoing at the offered terms, and the provisions of this agreement shall then apply to such updates and new versions.


        (d) The right of Buyer to use the PACKAGE as provided above may be terminated by Seller in case of breach of this agreement by Buyer, and failure to remedy the breach within 14 days of notice to that effect. Upon such termination, Buyer will discontinue all activity related in any way to the PACKAGE and will return to Seller all copies of it and all related documentation.

        (e) Should Buyer provide the PACKAGE to another system integrator, Buyer will be responsible to ensure that such integrator undertakes in writing (towards Seller and Buyer) to comply with the provisions of this chapter 9, including the payment of royalties as per sub-section (a) above, and Buyer will be responsible to transfer such payment to Seller.


9.6 Promptly upon termination or expiration of this Agreement, Buyer will discontinue the use of any Seller's proprietary or confidential Technology and information in its possession and return it to Seller together with all copies thereof made by Buyer.

9.7 Neither party may use the name, logo, trademarks or trade names of the other party, or derivatives thereof, in advertisements, letterheads or otherwise, except with the prior written approval of the other party.

9.8 Upon expiration or termination of this Agreement, each party agrees. simultaneously therewith to discontinue all uses of the other party's name, logo, trademarks and trade names.

9.9 The provisions of sections 9.1 through 9.8 shall survive termination or expiration of this Agreement.






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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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10.     PERIOD OF THE AGREEMENT


10.1 This Agreement is valid for one year. If the purchase of Products during the term of this agreement is less than the Buyer's commitment (paragraph 1.5), then the Seller is entitled to terminate the agreement.

        If purchases of Products by Buyer in this period meet the sales targets as defined in paragraph 1.5, then the Agreement will renew for a second year with a mutually agreed annual Sales volume.

10.2 Each party may immediately terminate this Agreement in the event the other party commits a breach which is not cured within thirty (30) days after notice to that effect. .

10.3 Should either party go into receivership, be admitted to the benefits of any court procedure for the settlement of debts or be declared bankrupt, or if substantial change occurs in the nature, ownership or control of either party's business, whether voluntary or by operation of law, then the other party may terminate this Agreement forthwith by written notice.


10.4 Any expiration or termination will not relieve Buyer of its obligations to pay any sum due hereunder, or to take delivery and pay for orders placed by it prior to the effective date of the termination or expiration, and the provisions of this Agreement shall remain applicable to such orders.

        All sums still due to Seller will be paid upon the termination or expiration of the Agreement.

10.5 Acceptance of any order from Buyer or any sale made to Buyer by Seller after notice of termination or after termination or expiration of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver of such notice of termination, but in the absence of new agreement covering such orders or sales, each such order and sale shall be governed by terms and conditions identical with the terms and conditions of this Agreement.

10.6 In the event of expiration or termination of this Agreement, irrespective of cause, Seller shall not be liable to Buyer for any damages, expenses, unsold stock, return of investment or creation of goodwill, or for any loss on account of prospective profits or anticipated sales.






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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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11.     MISCELLANEOUS

11.1 This agreement forms the complete and exclusive agreement between the parties as to its subject matter and cancels any prior verbal or written agreement related thereto.

        Any amendment, waiver or cancellation of any part of this Agreement will be valid only if done in writing and signed by the parties.

        Terms and conditions contained in any document issued by one party shall not apply, unless expressly agreed to in writing by the other party.

11.2 All correspondence, negotiations and proceedings related to this Agreement will be in the English language only.

11.3 A party to this Agreement will not be liable for any delay or default in the performance of this Agreement when such delay or default is the result of causes which are reasonably beyond its control or which occurred without its fault or negligence.

11.4 The failure or delay of either party to require the performance of any term of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.


11.5 Any notice sent by one party to the other by registered mail to the addresses heading the agreement, or to addresses provided by one party to the other from time to time - will be deemed to have been delivered 10 business days after the day of mailing. Fax messages will be deemed to have been delivered one business day after transmission.

11.6 Except for assignment to affiliates, neither party shall have the right to assign or transfer any of its rights or obligations under this Agreement to any third per.

11.7 Any provisions of this agreement prohibited by law shall be ineffective to the extent of such prohibition, without invalidating the remaining provisions hereof.

        In such case of an ineffective provision, the parties agree to replace the ineffective provision with a new provision having the same (or as close as possible) economic effect.

11.8 Each party to this agreement expressly agrees that: any claim brought by it with relation to this agreement, may only be entered in the courts of the State of the defending party, and such courts will have exclusive jurisdiction over such claims. Judgements of the foregoing courts will be enforceable in any country.





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MAVIX LTD /INTEGRATOR SALES AGREEMENT                                  28 JUL-99
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11.9    If any action at law, inequity or by way of arbitration is necessary to enforce or interpret the provisions of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which that party may be entitled.


            AND IN WITNESS, THE PARTIES HAVE SIGNED AND EXECUTED THIS
                                   AGREEMENT,

                    ON        THIS DAY OF             , 1998.
                       -------            ------------

Seller, by                                              Buyer, by:


AVNER MOR, PRESIDENT
-------------------------------                      ---------------------------
MAVIX Ltd.                                            Name(s) and Title(s)


-------------------------------                      ---------------------------
  Signature                                                   Signature(s)


APPENDICES:

                  A - Price List.
                  B - List for Initial Order.